UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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INTERNATIONAL MONEY EXPRESS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

June 26, 2019

Dear Intermex Stockholders:

We are pleased to inform you that our 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) will be held on Wednesday, June 26, 2019, at 11:00 a.m., Eastern Time, at Miami Marriott Dadeland, 9090 S. Dadeland Blvd., Miami, FL 33156. The agenda of the 2019 Annual Meeting will be the following items of business, which are more fully described in this proxy statement:

Agenda Item		Board Vote Recommendation
1.	To elect two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2.	To ratify the appointment of BDO USA, LLP as Intermex’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	“FOR”

All stockholders as of the close of business on June 5, 2019 are cordially invited to attend the 2019 Annual Meeting in person. Please read this proxy statement carefully to ensure that you have proper evidence of stock ownership as of June 5, 2019, as we will not be able to accommodate guests without such evidence at the 2019 Annual Meeting.

Stockholders of record at the close of business on June 5, 2019, will receive our proxy materials. Beneficial owners of Intermex common stock at the close of business on June 5, 2019 will receive these materials on behalf of their brokers, banks or other intermediaries through which they hold shares.  These proxy materials are being distributed to you on or about June 6, 2019.

Your vote is very important. Whether or not you plan to attend the 2019 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2019 Annual Meeting and Procedural Matters” and the instructions on the enclosed proxy card or the proxy materials you receive from your broker, bank or other intermediary.

Thank you for your ongoing support of Intermex.

Robert Lisy
Chief Executive Officer and Chairman

PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

INTERNATIONAL MONEY EXPRESS, INC.
9480 S. Dixie Highway
Miami, Florida 33156

PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

If you are a stockholder of record, a printed set of the proxy materials will be sent to you.  If you are a beneficial owner, you will receive the proxy materials from your broker, bank or other intermediary forwarded with instructions on directing that organization how to vote your shares.

Please refer to the question entitled “What is the difference between holding shares as a stockholder of record or as a beneficial owner?” below for important details regarding different forms of stock ownership.

QUESTIONS AND ANSWERS ABOUT THE 2019 ANNUAL MEETING AND PROCEDURAL MATTERS

Q:          Why am I receiving these proxy materials?

A:
The Board of Directors of International Money Express, Inc. (the “Company,” “Intermex,” “we,” “us” or “our”) is providing to you in printed form these proxy materials. We do this in order to solicit voting proxies for use at Intermex’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”), to be held Wednesday, June 26, 2019, at 11:00 a.m., Eastern Time, and at any adjournment or postponement thereof. If you are a stockholder of record and you submit your proxy to us, you direct certain of our officers to vote your shares of Intermex common stock in accordance with the voting instructions in your proxy. If you are a beneficial owner and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. These proxy materials are being distributed to you on or about June 6, 2019. As a stockholder, you are invited to attend the 2019 Annual Meeting and we request that you vote on the proposals described in this proxy statement.  The proxy materials are also available at https://www.cstproxy.com/intermex/2019.

Q:          Can I attend the 2019 Annual Meeting?

A:
You may attend the 2019 Annual Meeting if, on June 5, 2019 (the “Record Date”), you were a stockholder of record or a beneficial owner. You will be asked to show photo identification and the following:

•	If you are a stockholder of record, your paper proxy card; or

•
If you are a beneficial owner, the proxy materials you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your stock ownership on the Record Date.

We will not be able to accommodate guests without proper evidence of stock ownership as of the Record Date at the 2019 Annual Meeting, including guests of our stockholders.

The meeting will begin promptly at 11:00 a.m., Eastern Time and you should leave ample time for the check-in procedures.

Q:          Where is the 2019 Annual Meeting?

A:
The 2019 Annual Meeting will be held at Miami Marriott Dadeland, 9090 S. Dadeland Blvd., Miami, FL 33156. Stockholders may request directions to the 2019 Annual Meeting by calling (305) 671-8000 or by visiting https://investors.intermexonline.com/investor-relations.

Q:          Who is entitled to vote at the 2019 Annual Meeting?

A:
You may vote your shares of Intermex common stock if you owned your shares at the close of business on the Record Date. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented. See the questions entitled “How can I vote my shares in person at the 2019 Annual Meeting?” and “How can I vote my shares without attending the 2019 Annual Meeting?” below for additional details.

As of the Record Date, holders of common stock were eligible to cast an aggregate of 37,982,855 votes at the 2019 Annual Meeting.
i

Q:          What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:
You are the “stockholder of record” of any shares that are registered directly in your name with Intermex’s transfer agent, Continental Stock Transfer & Trust Company. We have sent the proxy materials directly to you if you are a stockholder of record. As a stockholder  of record, you may grant your voting proxy directly to Intermex or to a third party, or vote in person at the 2019 Annual Meeting.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a brokerage account or by a bank or another intermediary that is the stockholder of record for those shares. If you are a beneficial owner, you did not receive proxy materials directly from Intermex, but your broker, bank or other intermediary forwarded you proxy materials together with voting instructions for directing that organization how to vote your shares. You may also attend the 2019 Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote in person at the 2019 Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the 2019 Annual Meeting.

Q:          How can I vote my shares in person at the 2019 Annual Meeting?

A:
You may vote shares for which you are the stockholder of record in person at the 2019 Annual Meeting. You may vote shares you hold beneficially in street name in person at the 2019 Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2019 Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the 2019 Annual Meeting?” so that your vote will be counted even if you later decide not to attend the 2019 Annual Meeting.

Q:          How can I vote my shares without attending the 2019 Annual Meeting?

A:	Whether you hold shares as a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the 2019 Annual Meeting, by the following means:

By mail — If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by completing, signing and dating the voting instructions in the notice provided by your broker, bank or other intermediary and mailing it in the accompanying pre-addressed envelope.

Q:          How many shares must be present or represented to conduct business at the 2019 Annual Meeting?

A:
The stockholders of record of a majority of the shares entitled to vote at the 2019 Annual Meeting must either (1) be present in person at the 2019 Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the 2019 Annual Meeting.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote, and therefore are included for the purposes of determining whether a quorum is present at the 2019 Annual Meeting. A broker “non-vote” occurs when an organization that is the stockholder of record that holds shares for a beneficial owner and that is otherwise counted as present or represented by proxy does not vote on a particular proposal because that organization does not have discretionary voting power under applicable regulations to vote on that item and has not received specific voting instructions from the beneficial owner.

Q:          What proposals will be voted on at the 2019 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2019 Annual Meeting are:

•	The election of the two Class I directors listed in this proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified; and

•	The ratification of the appointment of BDO USA, LLP as Intermex’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Q:          What is the voting requirement to approve each of the proposals?

A:	Proposal	Vote Required	Broker Discretionary Voting Allowed
	Proposal One — Election of Two Class I directors	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

	Proposal Two — Ratification of the appointment of independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

Q:          How are votes counted?

A:
All shares entitled to vote and that are voted in person at the 2019 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2019 Annual Meeting will be voted at the 2019 Annual Meeting as indicated in such proxies. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One) and on Proposal Two.

With respect to the election of directors, Intermex’s bylaws provide that in an uncontested election, the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting of stockholders is required to elect a director.  Abstentions with respect to any director nominee (Proposal One) or Proposal Two will be deemed to be votes cast and have the same effect as a vote against such nominee or proposal. Consequently, each director nominee will be elected, and Proposal Two will be approved or ratified, as applicable, only if the number of shares voted “FOR” such nominee or Proposal exceeds the total number of shares voted “AGAINST” or to “ABSTAIN” with respect to such nominee or Proposal.

Q:          What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?

A:
If you are the stockholder of record and you do not vote by proxy card or in person at the 2019 Annual Meeting, your shares will not be voted at the 2019 Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

If you are a beneficial owner and you do not provide the organization that is the stockholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other intermediaries have the discretion to vote on routine matters such as Proposal Two but do not have discretion to vote on non-routine matters such as Proposal One. Therefore, if you do not provide voting instructions to that organization, it may vote your shares only on Proposal Two and any other routine matters properly presented for a vote at the 2019 Annual Meeting.

Q:          What is the effect of a broker non-vote?

A:
An organization that holds shares of Intermex’s common stock for a beneficial owner will have the discretion to vote on routine proposals if it has not received voting instructions from the beneficial owner at least ten days prior to the 2019 Annual Meeting. A broker non-vote occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker non-vote will be counted for purposes of calculating whether a quorum is present at the 2019 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker non-vote occurs. Thus, a broker non-vote will not impact our ability to obtain a quorum for the 2019 Annual Meeting and will not otherwise affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal One).

Q:          How does the Board of Directors recommend that I vote?

A:          The Board of Directors recommends that you vote your shares:

•              “FOR” the two nominees for election as directors (Proposal One); and

•	“FOR” the ratification of the appointment of BDO USA, LLP as Intermex’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal Two).

Q:          What happens if additional matters are presented at the 2019 Annual Meeting?

A.
If any other matters are properly presented for consideration at the 2019 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2019 Annual Meeting to another time or place, the persons named as proxy holders, Robert Lisy and Tony Lauro II, or any of them, will have discretion to vote the proxies held by them on those matters in accordance with their best judgment. Intermex does not currently anticipate that any other matters will be raised at the 2019 Annual Meeting.

Q:          Can I change my vote?

A:
If you are the stockholder of record, you may change your vote (1) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the 2019 Annual Meeting?”, (2) by providing a written notice of revocation to Intermex’s Corporate Secretary at International Money Express, Inc., 9480 S. Dixie Highway, Miami, Florida 33156 prior to your shares being voted, or (3) by attending the 2019 Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the 2019 Annual Meeting and voting in person. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:          What should I do if I receive more than one set of proxy materials?

A:
You may receive more than one set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please complete, sign, date and return each Intermex proxy card or voting instruction card that you receive, and/or follow the voting instructions on each notice you receive, to ensure that all your shares are voted.

Q:          Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Intermex or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Intermex management.

Q:          Who will serve as inspector of election?

A:          The inspector of election will be Continental Stock Transfer & Trust Company.

Q:          Where can I find the voting results of the 2019 Annual Meeting?

A:
We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four (4) business days of the 2019 Annual Meeting.

Q:          Who will bear the cost of soliciting votes for the 2019 Annual Meeting?

A:
Intermex will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Intermex’s proxy materials — Stockholders may present proper proposals for inclusion in Intermex’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Intermex’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2020 annual meeting of stockholders, stockholder proposals must be received by Intermex’s Corporate Secretary no later than March 8, 2020, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought at annual meeting — In addition, you can find in Intermex’s bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders.

In general, Intermex’s bylaws provide that the Board of Directors will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board of Directors’ notice of meeting or as properly brought at the meeting by the Board of Directors. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered to Intermex’s Corporate Secretary within the Notice Period (as defined below), if the stockholder held shares at the time of the notice and the record date for the meeting. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder  who has delivered such a notice does not appear to present his or her proposal at the meeting, Intermex will not be required to present the proposal for a vote.

The “Notice Period” is the period not less than 90 days nor more than 120 days prior to the one year anniversary of the date on which Intermex mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2020 annual meeting of stockholders will start on February 7, 2020 and end on March 8, 2020.

This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our bylaws. You can obtain a copy of the relevant bylaw provisions by writing to Intermex’s Corporate Secretary at our principal executive offices at 9480 S. Dixie Highway, Miami, Florida 33156 or by accessing Intermex’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not requested for inclusion in Intermex’s proxy materials, should be sent to Intermex’s Corporate Secretary at our principal executive offices.

Q:          How may I obtain a separate copy of the proxy materials?

A:
If you are a stockholder of record and share an address with another stockholder of record, each stockholder may not receive a separate copy of the proxy materials. Stockholders may request to receive separate or additional copies of the proxy materials by calling our Investor Relations department at (305) 671-8056 or by writing to International Money Express, Inc., 9480 S. Dixie Highway, Miami, Florida 33156, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the proxy materials can also request to receive a single copy by following the instructions above.  The proxy materials are also available at https://www.cstproxy.com/intermex/2019.

Q:          Who can help answer my questions?

A:
Please contact our Investor Relations department by calling (305) 671-8056 or by writing to International Money Express, Inc., 9480 S. Dixie Highway, Miami, Florida 33156, Attention: Investor Relations or investors@intermexonline.com.

v

PROPOSAL ONE
ELECTION OF DIRECTORS

General

Intermex’s Board of Directors currently consists of eight members who are divided into three classes with staggered three-year terms. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and eight directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for Class I Directors

Two candidates have been nominated for election as Class I directors at the 2019 Annual Meeting for a three-year term expiring in 2022. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Justin Wender and Stephen Paul for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board of Directors and the Nominating and Corporate Governance Committee to the conclusion that he or she should continue to serve as a director follows each of the director and nominee biographies.

If you are a stockholder of record and you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Mr. Wender and Mr. Paul. Each of Mr. Wender and Mr. Paul has accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2019 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.

The Board of Director Recommends a Vote FOR
the Election of Justin Wender and Stephen Paul.

 Information Regarding the Board of Directors and Director Nominees

Our board of directors (“Board of Directors” or “Board”) is presently fixed at eight directors in accordance with the Company’s bylaws. The Board of Directors is divided into three classes designated Class I, Class II and Class III. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The term of the Board’s Class I directors expires at the 2019 annual meeting of stockholder. The term of the Board’s Class II directors expires at the 2020 annual meeting of stockholders and the term of the Board’s Class III expires at the 2021 annual meeting of stockholders.

Set forth below are the name and age of each of the directors of the Company, positions with the Company, term of office as a director of the Company, business experience during the past five years or more, and additional biographical data as of May 31, 2019.  There is no family relationship between any of Company’s directors or executive officers. There are no arrangements between any director of the Company and any other person pursuant to which he/she was, or will be, selected as a director.

Name	Age	Position	Director Since	Director Class
Robert Lisy	61	Chief Executive Officer, President and Chairman of the Board of Directors	2018	III
Adam Godfrey	57	Director	2018	III
Kurt Holstein	58	Director	2018	II
Robert Jahn	39	Director	2018	II
Stephen Paul	52	Director	2018	I
Michael Purcell	62	Director	2018	III
John Rincon	54	Director	2018	II
Justin Wender	50	Director	2018	I

Robert Lisy has served as a director of the Company since 2018. Mr. Lisy served as a director of International Money Express Sub 2, LLC’s predecessor entities from 2009 to 2018. Mr. Lisy is the Chief Executive Officer, President, and Chairman of the Board of Directors of the Company and its predecessors, which he joined in 2009. Mr. Lisy has 17 years of experience in the retail financial services and electronic payment processing industry in various positions, including four years as the Chief Marketing and Sales Officer of Vigo Remittance Corp., a money transfer and bill payments service in the United States and internationally, and over seven years at Western Union in various sales, marketing and operational positions of increasing responsibility. Mr. Lisy was a founding partner of Direct Express/Paystation America, which offered, among other things, prepaid debit cards to federal benefit recipients, where he served as Chief Operating Officer and on the board of directors. He was an integral part in the efforts to successfully sell Direct Express in 2000 to American Payment Systems. Mr. Lisy holds a bachelor’s degree from Cleveland State University. We believe that Mr. Lisy’s experience as the Chairman and Chief Executive Officer of Intermex coupled with his extensive operational experience in the retail financial services and remittance industries make him well qualified to serve as a Director.

Adam Godfrey has served as a director of the Company since 2018. Mr. Godfrey served as a director of Intermex’s predecessor entity from 2006 to 2017. Mr. Godfrey is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Godfrey is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Previously, Mr. Godfrey spent nearly 19 years with Lindsay Goldberg and its predecessor entities, which he joined in 1992. Mr. Godfrey was a Partner at the firm and served on the board of directors of 12 portfolio companies during his time with Lindsay Goldberg. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc., Rightpoint Consulting LLC, Vereco Holdings, LLC, American Orthodontics Corporation, and publicly traded Schneider National, Inc., where he currently serves as Chairman. Mr. Godfrey holds a bachelor’s degree from Brown University and a master’s degree in business administration from the Tuck School of Business at Dartmouth. We believe that Mr. Godfrey’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Kurt Holstein joined the Board of Directors in 2018 upon completion of the merger among the Company, FinTech Acquisition Corp. II (“FinTech”) and certain other parties to the transaction (the “Merger”). Mr. Holstein is President of Azoic Ventures, Inc., an investment vehicle and advisory firm which he founded in 2011. Mr. Holstein co-founded Rosetta Marketing Group, which became one of the 5 largest independent digital agencies in the United States prior to its sale to a public company in 2011, where he served in various roles, including Chief Compliance Officer, President and Vice Chairman, and lead the execution of Rosetta’s significant acquisitions, financing rounds, and the sale of the firm. Previously, Mr. Holstein spent 16 years at Procter & Gamble with positions of increasing responsibility in management systems and brand management. Mr. Holstein serves on the boards of directors of several privately held companies, including Rightpoint Consulting LLC, 1-800 Contacts, 24 Hour Fitness, Brand Networks, and The Piseco Company. Mr. Holstein holds a bachelor’s degree from Cornell University. We believe that Mr. Holstein’s extensive operational and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Robert Jahn has served as a director of International Money Express, Inc. since 2018. Mr. Jahn is a Managing Director of Stella Point Capital, which he joined in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Jahn is an investment professional and has executed and managed numerous investments for Stella Point Capital. Previously, Mr. Jahn spent nearly six years with Lindsay Goldberg and its predecessor entities, which he joined in 2004, where he executed and managed numerous investments and served on the board of directors of one portfolio company and as a board observer on several others. Currently, he serves on the board of directors of Rightpoint Consulting LLC, Vereco Holdings, LLC, and is a board observer at First American Payment Systems Holdings, Inc. Mr. Jahn holds a bachelor’s degree from Yale University and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Jahn’s investment management and transactional experience make him well qualified to serve as a Director.

Stephen Paul has served as a director of International Money Express, Inc. since 2018. Mr. Paul served as a director of Interwire LLC from 2017 to 2018. Mr. Paul has been a Managing Principal of Laurel Crown Partners, LLC, a private investment company, for more than five years and prior to that was a Vice President of Business Development at eToys, Inc. and an Associate at Donaldson, Lufkin and Jenrette, Inc. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul serves on several boards of directors including publicly traded Ampco-Pittsburgh Corporation, Pittsburgh Steelers Sports, Inc., Kova International and Five Four, Inc. Mr. Paul holds a bachelor’s degree from Cornell University and a master’s degree in business administration from Harvard Business School. We believe that Mr. Paul’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Michael Purcell joined the Board of Directors in 2018 upon completion of the Merger. Mr. Purcell is a certified public accountant and became an independent business consultant following retirement in 2015. Mr. Purcell spent more than 36 years with Deloitte, where he was an audit partner and the Philadelphia office leader of Deloitte’s middle-market and growth enterprise services. Mr. Purcell has served on the boards of directors of numerous companies and organizations, and currently serves as a director and member of the audit committee of Tabula Rasa Healthcare, Inc., CFG Community Bank, Hyperion Bank, McKean Defense Group and several other for-profit and non-profit entities. He is a member of the American Institute of Certified Public Accountants and a former President of the Philadelphia Chapter of the Pennsylvania Institute of Certified Public Accountants. Mr. Purcell holds a bachelor’s degree from Lehigh University and a master’s degree in business administration from Drexel University. We believe that Mr. Purcell’s extensive public accounting experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

John Rincon has served as a director of the Company since 2018. Mr. Rincon served as a director of Intermex’s predecessor entity from 1994 to 2017. Mr. Rincon founded Intermex Wire Transfer, LLC in 1994 and served as its Chairman and President until 2006. Mr. Rincon has more than 20 years of experience in the money remittance and telecommunications industries, having held various management and supervisory positions prior to founding Intermex. Mr. Rincon is the Chairman of Rincon Capital Partners, a private investment firm which he founded in 2007. We believe that Mr. Rincon’s experience as Intermex’s founder coupled with his extensive operational and transactional experience in the money remittance industry make him well qualified to serve as a Director.

Justin Wender has served as a director of the Company since 2018. Mr. Wender served as a director of Interwire LLC from 2017 to 2018. Mr. Wender is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Wender is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Mr. Wender serves as trustee of the Weitz Funds. Previously, Mr. Wender spent more than 17 years at Castle Harlan, which he joined in 1993. Mr. Wender served as President of the firm from 2006 to 2010, led the effort of raising two funds, and served on the board of directors of 11 portfolio companies during his time with Castle Harlan. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc. Rightpoint Consulting LLC, and Vereco Holdings, LLC, as well as on the boards of several educational and charitable organizations. Mr. Wender holds a bachelor’s degree from Carleton College and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Wender’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified as a Director.

See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected BDO USA, LLP as Intermex’s independent registered public accounting firm to audit the consolidated financial statements of Intermex for the fiscal year ending December 31, 2019. BDO USA, LLP has audited Intermex’s financial statements since fiscal 2017. A representative of BDO USA, LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of BDO USA, LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of BDO USA, LLP to Intermex’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Intermex and its stockholders.

Principal Accounting Fees and Services

The following tables present fees for professional audit services rendered by BDO USA, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees billed for the other services rendered during those periods.

	2018	2017
Audit fees (1)	$2,196,550	$-
Audit-related fees (2)	$-	$-
Tax fees (3)	$-	$-
All other fees (4)	$-	$-

The following tables present fees for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, and fees billed for the other services rendered during those periods.

	2018	2017
Audit fees (1)	$-	$199,662
Audit-related fees (2)	$-	$-
Tax fees (3)	$408,800	$202,918
All other fees (4)	$-	$-

(1)
Audit fees consists principally of audit work performed on the consolidated financial statements, reviews of our Form 10-Qs, as well as work generally only the independent registered certified public accountants can reasonably be expected to provide, such as statutory audits.  Such audit fees also include professional services for comfort letters, consents and reviews of documents filed with the Securities and Exchange Commission, including those in connection with the Merger transaction that closed in July 2018.

(2)	Audit related fees would consist of accounting advisory services and other miscellaneous matters. No such services were provided in the relevant periods.

(3)	Tax fees consisted principally of assistance with tax compliance, preparation of returns, tax planning, and providing tax guidance.

(4)
All other fees would consist of the aggregate fees billed for products and services other than the services described under audit fees, audit-related fees and tax fees.  No such products or services were provided in the relevant periods.

Audit Fees

Audit fees include the aggregate fees for the audit of our annual consolidated financial statements, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q. These fees also include statutory and other audit work performed with respect to certain of our subsidiaries.

Audit-Related Fees

Audit-related fees include accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports.

Tax Fees

Tax fees were for tax compliance services and assistance with federal and provincial tax-related matters.

All Other Fees

All other fees were for advisory services related to compliance with regulatory reporting requirements.

Pre-Approval Policies and Procedures

All of the fees described above were approved by the Audit Committee. The Audit Committee is responsible for overseeing the audit fee negotiations associated with the retention of BDO USA, LLP to perform the audit of our annual consolidated financial statements. The Audit Committee has adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent auditors. As part of its pre-approval policy, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by BDO USA, LLP if they are initiated within 18 months after the date of the pre-approval (or within such other period from the date of pre-approval as may be provided). If there are any additional services to be provided, a request for pre-approval must be submitted by management to the Audit Committee for its consideration under the policy. Finally, in accordance with the pre-approval policy, the Audit Committee has delegated pre-approval authority to each of its members. Any member who exercises this authority must report any pre-approval decisions to the Audit Committee at its next meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS Intermex’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics for our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which is available on the Company’s website at www.intermexonline.com. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Company’s website at www.intermexonline.com. The information found on the website is not part of this proxy statement.

Director Independence

As a result of our Common Stock being listed on Nasdaq, Intermex adheres to the rules of such exchange in determining whether a director is independent.

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Michael Purcell, Kurt Holstein and John Rincon are independent directors under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director had with FinTech and Intermex Holdings II, Inc. and has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”

Controlled Company Status

SPC Intermex, an affiliate of Stella Point, through the terms of the Shareholders Agreement continues to control a majority of the voting power of our outstanding Common Stock. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board of Directors consist of independent directors;

•
the requirement that we have a Nominating/Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities; and

•	the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the Committee’s purpose and responsibilities.

We utilize and intend to continue to utilize these exemptions. As a result, we do not currently have a majority of independent directors and our Compensation Committee and Nominating/Corporate Governance Committee does not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board Meetings and Committees of the Board of Directors

Intermex has established a separately standing audit committee, nominating and corporate governance committee and compensation committee.

During fiscal 2018, after the closing of the Merger, the Board of Directors held two meetings. In 2018, all directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which such director served, in each case held during such director’s relevant period of service.

Audit Committee Information

Intermex has established an Audit Committee comprised of independent directors. The Audit Committee consists of Messrs. Purcell, Holstein and Rincon, with Mr. Purcell serving as its chairman. Each of the members of the Audit Committee is independent under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company is required to certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Purcell satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The purpose of the Audit Committee is, among other things, to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls.

The Audit Committee held four meetings during the last fiscal year.  The Audit Committee has a written charter that is available on the Company’s website at www.intermexonline.com.

The Audit Committee Report is included in this proxy statement on page 21.

Compensation Committee Information

Intermex has established a Compensation Committee consisting of Messrs. Godfrey and Jahn, with Mr. Godfrey serving as its chairman. Because we are a “controlled company” under the Nasdaq rules, our Compensation Committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a “controlled company” under the current rules, we will adjust the composition of the Compensation Committee accordingly in order to comply with such rules.

The purpose of the compensation committee is to review and approve compensation paid to our officers and directors and to administer incentive compensation plans, including authority to make and modify awards under such plans.

The Compensation Committee held two meetings and acted by unanimous written consent in one instance during the last fiscal year. The Compensation Committee has a written charter that is available on the Company’s website at www.intermexonline.com.

Nominating and Corporate Governance Committee Information

Intermex has established a Nominating and Corporate Governance Committee consisting of Messrs. Wender and Paul, with Mr. Wender serving as Chairman. Because we are a “controlled company” under the Nasdaq rules, our Nominating and Corporate Governance Committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a “controlled company” under the current rules, we will adjust the composition of the Nominating and Corporate Governance Committee accordingly in order to comply with such rules.

The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors.

The Nominating and Corporate Governance Committee held one meeting during the last fiscal year. The corporate Nominating and Corporate Governance Committee has a written charter that is available on the Company’s website at www.intermexonline.com. The information on this website is not a part of this proxy statement.

Guidelines for Selecting Director Nominees

The Nominating and Corporate Governance Committee considers persons identified by its members, management, stockholders, investment bankers and others.

The Nominating and Corporate Governance Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder and Interested Party Communications

The Board of Directors of Intermex does not provide a process for stockholders or other interested parties to send communications to the Board of Directors because management believed that it was premature to develop such processes given the limited liquidity of Common Stock at that time; however, our management may establish a process for stockholder and interested party communications in the future.

Board Role in Risk Oversight

The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Intermex does not have a formal policy regarding attendance by members of the Board of Directors at Intermex’s annual meeting of stockholders, Intermex encourages, but does not require, directors to attend.

Stock Transactions

Intermex has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Intermex’s common stock.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors regarding appropriate Intermex business-related comments may do so by mail by writing Intermex’s Corporate Secretary at International Money Express, Inc., 9480 S. Dixie Highway, Miami, Florida 33156. Our Corporate Secretary, or someone acting in his place, receives these communications unfiltered by Intermex, forwards these communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investors@intermexonline.com.

EXECUTIVE OFFICERS

Set forth below is certain information regarding the Company’s current executive officers as of December 31, 2018:

Name	Age	Position
Robert Lisy	61	Chief Executive Officer, President and Chairman of the Board of Directors
Tony Lauro II	51	Chief Financial Officer
Randall D. Nilsen	53	Chief Sales Officer
Eduardo Azcarate	47	Chief Business Development Officer
Jose Perez-Villareal	58	Chief Administrative and Compliance Officer and Secretary
William Velez	45	Chief Information Officer

Robert Lisy.  For a brief biography of Mr. Lisy, please see “Proposal One — Election of Directors — Information Regarding the Board of Directors and Director Nominees.”

Tony Lauro II, Chief Financial Officer, has served as the Chief Financial Officer of the Company since 2018. Mr. Lauro joined Intermex as Chief Financial Officer on March 5, 2018. Prior to joining Intermex, Mr. Lauro served as the President and Chief Financial Officer of Cognical, Inc., which offers consumers point-of-sale financing at furniture, appliance and electronics retailers. Mr. Lauro served at Cognical from June 2016 to November 2017. From September 2013 to May 2016, Mr. Lauro served as the Chief Financial Officer of the Merchant Services division of JP Morgan Chase. While at Chase, Mr. Lauro also served as Chairman of the board of directors at Merchant Link, a joint venture of JP Morgan Chase and First Data Corp. Mr. Lauro also served in divisional CFO roles at the Royal Bank of Scotland, Citizens Bank and Capital One Financial. Mr. Lauro holds a bachelor’s in Finance from James Madison University and an MBA from the College of William and Mary, Mason School of Business.

Randall D. Nilsen, Chief Sales Officer, has served as the Chief Sales Officer of the Company since 2018. Mr. Nilsen was Intermex’s Chief Sales Officer from 2015 to 2018. Prior to joining Intermex, Mr. Nilsen served as Chief Sales Officer at Sigue Money Transfer Services (“Sigue”), a global remittance provider from 2011 to 2015 where he was responsible for revenue generation through acquisition and retention of both agents and consumers within North America. Prior to his employment with Sigue, Mr. Nilsen was the Chief Franchise Sales and Operations Officer at Jackson Hewitt from 2008 to 2011. Prior to Jackson Hewitt, Mr. Nilsen was with Western Union from 1987 to 2008 where he held roles with increasing responsibility in sales, marketing and sales planning and was responsible for business units in the U.S., Canada and the U.K. Mr. Nilsen is a graduate of the Executive Management program at the University of California Los Angeles’s Anderson School of Management and holds a bachelor’s degree in Business Finance from Brigham Young University.

Eduardo Azcarate, Chief Business Development Officer, has served as the Chief Business Development Officer of the Company since 2018. Mr. Azcarate was Intermex’s Chief Business Development Officer from 2016 to 2018. Since 2018, Mr. Azcarate is also responsible for overseeing the Company’s foreign subsidiary operations. Prior roles at Intermex have included Vice President of Business Development, Vice President of Sales and Marketing and Director of Mergers and Acquisitions. Prior to joining Intermex, Mr. Azcarate served as Controller for Servimex, a provider of money transfer services, which was acquired by Intermex in March 2007. Prior to Servimex Mr. Azcarate held positions at Ban Colombia and Gillette in Colombia. Mr. Azcarate is a graduate of ICESI University in Cali, Colombia, with a degree in Marketing and Finance.

Jose Perez-Villarreal, Chief Administrative and Compliance Officer, has served as the Chief Administrative and Compliance Officer of the Company since 2018. Since October 2017, Mr. Perez-Villarreal has also managed the Human Resources Department. In 2009, he was promoted to Chief Administrative Officer and assumed the responsibility to oversee the Company’s foreign subsidiary operations until 2018. Mr. Perez-Villarreal joined Intermex in 2000 as the Director of Treasury, in 2005 became the Chief Compliance Officer of Intermex, and since that time has been responsible for leading all federal and state regulatory compliance efforts. Prior to joining Intermex, Mr. Perez-Villarreal was the Operations Manager for a Miami-based money transmitter. Mr. Perez-Villarreal studied computer science and finance at the University of Central Florida and Barry University and holds the designation of Certified Anti-Money Laundering Specialist (CAMS).

William Velez, Chief Information Officer, has served as the Chief Information Officer of International Money Express, Inc. since 2018. Mr. Velez was Intermex’s Chief Information Officer from 2013 to 2018. Mr. Velez designed and implemented Intermex’s online processing and anti-fraud capabilities and expanded its partner integration systems and cybersecurity controls. Mr. Velez served as Chief Information Officer of Abarca Health, a pharmacy transaction processing and health technology company, from August 2009 to August 2013. Prior to his employment with Abarca Health, Mr. Velez held leadership positions at PwC, a multinational professional services firm, and at Accenture, a Fortune Global 500 management consulting and professional services firm, where he directed technology and strategic initiatives for diverse organizations in financial services, consumer goods, higher education and healthcare. Mr. Velez currently serves as a director for a STEM-focused non-for-profit organization. Mr. Velez holds a bachelor’s degree in electrical engineering from the University of Puerto Rico, a master’s degree in international studies from the University of Pennsylvania and a master’s degree in business administration (MBA) from the Wharton School.

EXECUTIVE COMPENSATION

Overview

As an emerging growth company, Intermex has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Intermex’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Intermex’s executive compensation program during the most recently completed fiscal year ended December 31, 2018, with respect to Intermex’s named executive officers as of December 31, 2018, including: Robert Lisy, Intermex’s President and Chief Executive Officer; Tony Lauro II, Intermex’s Chief Financial Officer; and Randall D. Nilsen, Intermex’s Chief Sales Officer (collectively, Intermex’s “named executive officers” or “NEOs”).

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during fiscal years 2017(1) and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Lisy(5) President and Chief Executive Officer	2018	$627,082	$1,645,000	$295,000	$83,655	$2,650,737
	2017	$579,167	$500,000	$445,000	$1,834,550	$3,358,717
Tony Lauro II Chief Financial Officer	2018	$254,991	$117,723	$85,532	$50,000	$508,246
	2017	N/A	N/A	N/A	N/A	N/A
Randall D. Nilsen Chief Sales Officer	2018	$249,517	$696,054	$90,075	$14,102	$1,049,748
	2017	$261,655	-	$148,859	$109,000	$519,514

(1)
All information in this table related to salary, bonus, nonequity incentive plan compensation, and all other compensation during fiscal year 2017 reflects financial information of the Company prior to the Merger.

(2)	The amount set forth above includes transaction bonuses paid in connection with the Merger in the amounts of $1.5 million (for Mr. Lisy), $100,000 (for Mr. Lauro) and $646,000 (for Mr. Nilsen).

(3)
The amounts included in the “Nonequity Incentive Plan Compensation” column reflect the named executive officers’ quarterly and annual performance bonuses earned in respect of fiscal year 2018, which were based on performance targets for fiscal year 2018 as described below in “Annual Cash Incentive Awards” and were paid in quarterly installments, with the final payment being made on February 1, 2019.

(4)
For Mr. Lisy, the amount set forth above includes (x) an allowance to Mr. Lisy in the amount of $80,000 for the rental and cleaning services of an apartment in the Miami, Florida area, and (y) matching contributions under our 401(k) retirement savings, in the amount of $4,000. For Mr. Lauro, the amount set forth above includes a relocation bonus of $50,000. For Mr. Nilsen, the amount set forth above includes (x) $12,000 in reimbursements for car-related costs.

(5)	Under the terms of Mr. Lisy’s employment agreement, he was entitled to a guaranteed bonus of $959,000 for performance in 2018 in connection with the signing of the Merger Agreement.

Annual Cash Incentive Awards

We maintained the Employee Incentive Bonus Plan (the “Bonus Plan”) in which all employees, including the named executive officers, participate. Under the terms of the Bonus Plan, an annual, cash-based, incentive plan, fifty percent (50%) of the payments are paid quarterly and fifty percent (50%) of the payments are paid annually. Bonus payments are determined based on completion of certain individualized performance objectives, varying by category/position, and Intermex-wide Adjusted EBITDA targets with each employee’s target bonus amount, expressed generally as a percentage of the employee’s base salary (including, as of December 31, 2018, targets of 46% (for Mr. Lisy), 35.4% (for Mr. Lauro) and 31.8% (for Mr. Nilsen)). In order for any payments to be made under the Bonus Plan, we must achieve at least 90% of a previously-approved annual Adjusted EBITDA target, and payout with respect to the Adjusted EBITDA component is capped at 100% of target for the annual portion of the bonus program. For 2018, performance metrics for Mr. Lisy consisted of 100% on achievement of the Adjusted EBITDA goal. For 2018 performance metrics for Mr. Nilsen and Mr. Lauro consisted of the Adjusted EBITDA goal (weighted 40%), and specific, individually agreed performance metrics (the “Individual Goals”) (weighted 60%). The Individual Goals are evaluated on a quarterly basis. For Mr. Nilsen, his Individual Goals are tied to his role as Chief Sales Officer, and are specifically measured based on actual gross margin sales versus budget for each quarter. For each quarter in 2018, Mr. Nilsen achieved between 101% to 111% of the applicable gross margin sales quarterly budget. For Mr. Lauro, his Individual Goals are based on the following factors: (i) reduction in our cash/deposit ratio (weighted 20%), (ii) reduction of our financing costs (weighted 50%), and (iii) reduction of bank fees and related charges (weighted 30%) For each quarter in 2018, Mr. Lauro’s level of achievement of his Individual Goals ranged from 100% to 103% of the applicable goal. Any achievement over 100% of the Adjusted EBITDA goal results in payments under the stretch bonus portion of the Bonus Plan. For 2018, the target Adjusted EBITDA for purposes of the Bonus Plan was $40.1million and Intermex achieved an Adjusted EBITDA of approximately $47.1 million, which resulted in payments that were 65% over budget for the Adjusted EBITDA component of the bonus. Therefore, aggregate payout amounts for 2018 reflect an additional “stretch bonus” based on the achievement of over 100% of the Adjusted EBITDA target as well as over 100% of individual performance goals (for Messrs. Lisy, Lauro and Nilsen).

Employment Agreements

Each of our named executive officers is a party to an employment agreement with the Company, summarized below.

President and Chief Executive Officer (Robert Lisy)

On December 19, 2017, Intermex entered into an amended and restated employment agreement (the “CEO Employment Agreement”) with Mr. Lisy for the position of President and Chief Executive Officer, pursuant to which the term commenced on January 1, 2018 and will expire on January 1, 2021, subject to automatic two-year extensions unless either Intermex or Mr. Lisy provides at least 90 days’ written notice to the other of intent not to renew the term. The CEO Employment Agreement replaced prior employment agreements between Mr. Lisy and Intermex. The CEO Employment Agreement provides for a base salary of $600,000 per year until June 1, 2018, at which time Mr. Lisy will receive a base salary of $650,000 per year, subject to increase at the discretion of the Board of Directors. Effective January 1, 2019, Mr. Lisy’s base salary was increased to $725,000. Mr. Lisy is also eligible to earn an annual bonus of up to $275,000 until June 1, 2018, at which time Mr. Lisy’s maximum annual bonus was increased to $300,000. Effective January 1, 2019, Mr. Lisy’s maximum annual bonus was increased to $363,000. Seventy-five percent of Mr. Lisy’s annual bonus is based on achievement by Intermex of its budgeted EBITDA for the applicable fiscal year of Intermex, as approved by the Board of Directors in its reasonable discretion, and twenty-five percent of Mr. Lisy’s annual bonus is based on the individual performance of Mr. Lisy relative to such criteria as may be reasonably agreed to by the Board of Directors and Mr. Lisy at the beginning of the applicable bonus period. The actual bonus paid to Mr. Lisy is based on the achievement of target bonus criteria as determined by the Board of Directors in its reasonable discretion. In addition, Mr. Lisy was entitled to a guaranteed bonus of $500,000 for the calendar year 2017 in connection with the signing of the Merger Agreement, which was paid on January 15, 2018. Mr. Lisy is entitled to a grant of options to purchase shares of common stock of FinTech equal to 3% of the fully diluted equity of FinTech, pursuant to the Omnibus Plan. In addition, Mr. Lisy is entitled to participate in the pool of options to purchase shares of common stock reserved for the management team following the consummation of the Merger, as well as any other awards or grants to which Mr. Lisy may be entitled as a director of Intermex.

The CEO Employment Agreement also provides that Mr. Lisy is eligible to participate in all benefit programs offered by Intermex (excluding severance, bonus, incentive or profit-sharing plans) on the same basis as generally made available to other employees of Intermex and vacation and reimbursement benefits customary for a chief executive officer. In addition, Mr. Lisy is also entitled to the following benefits throughout the term of his employment: (a) car allowance; (b) apartment allowance in the Miami, Florida area; (c) if obtained by Intermex during the term of Mr. Lisy’s employment, the right to acquire and assume the premium payments under any life insurance policy held by Intermex upon termination of Mr. Lisy’s employment; and (d) reimbursement on or before the consummation of the Merger for all legal, accounting and tax advisory services rendered to Mr. Lisy in connection with the CEO Employment Agreement, the Merger Agreement, and any other related matters and agreements. The CEO Employment Agreement subjects Mr. Lisy to the following restrictive covenants regarding: (i) non-solicitation of customers and employees of Intermex during employment and for two years thereafter; (ii) non-competition during employment and for two years thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) mutual and perpetual non-disparagement. The CEO Employment Agreement also provides for severance payments upon certain terminations of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Chief Financial Officer (Tony Lauro II)

On October 22, 2018, Intermex entered into an employment agreement (the “CFO Employment Agreement”) with Mr. Lauro for the position of Chief Financial Officer for an indefinite term beginning on October 22, 2018. The CFO Employment Agreement provides for a base salary of $310,000 per year, subject to increase at the discretion of the Board of Directors. Effective January 1, 2019, Mr. Lauro’s base salary was increased to $330,000. The CFO Employment Agreement also provides that Mr. Lauro is eligible to participate in Intermex’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to $110,000. Effective January 1, 2019, Mr. Lauro’s annual bonus target was increased to up to $116,000. The amount of any annual bonus payable, which amount may exceed the target amount, shall be determined by the Board of Directors in its discretion, and may be conditioned on the achievement of certain performance goals established by the Board of Directors in its discretion, including the achievement of certain EBITDA results. Mr. Lauro is also eligible to participate in any benefit plans offered by Intermex (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the Board of Directors in its discretion) as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Lauro is entitled to reimbursement and vacation benefits typical for a senior executive. The CFO Employment Agreement subjects Mr. Lauro to the following restrictive covenants regarding: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) perpetual non-disparagement.

Former Chief Financial Officer (Darrell Ebbert)

On February 1, 2017, Intermex entered into an amended and restated employment agreement with Mr. Ebbert for the position of Chief Financial Officer for an indefinite term beginning on February 1, 2017, which replaced prior employment agreements between Mr. Ebbert and Intermex. The employment agreement provided for a base salary of $243,258 per year (which was subsequently increased to $255,567), subject to increase at the discretion of the Board of Directors, and it also provided that Mr. Ebbert was eligible to participate in Intermex’s annual incentive compensation plan and had the opportunity to earn a performance based bonus of up to 30% of his base salary. The amount of any annual bonus payable was determined by the Board of Directors in its discretion, and could be conditioned on the achievement of certain performance goals established by the Board of Directors in its discretion. Mr. Ebbert was also eligible to participate in any benefit plans offered by Intermex (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the Board of Directors in its discretion) as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Ebbert was entitled to reimbursement and vacation benefits typical for a senior executive. His employment agreement subjected Mr. Ebbert to the following restrictive covenants regarding: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) perpetual non-disparagement.

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement. Mr. Ebbert served as Intermex’s Chief Financial Officer through March 15, 2018, at which time he began a 45-day transition period which ended on April 30, 2018 and Mr. Ebbert’s employment with Intermex ceased. Further information regarding this separation agreement is included under the section entitled “—Potential Payments upon Termination or Change in Control.”

Chief Sales Officer (Randall D. Nilsen)

On February 1, 2017, Intermex entered into an employment agreement (the “CSO Employment Agreement”) with Mr. Nilsen for the position of Chief Sales Officer for an indefinite term beginning on February 1, 2017. The CSO Employment Agreement provides for a base salary of $225,000 per year (which had been increased to $243,801), subject to increase at the discretion of the Board of Directors. Effective January 1, 2019, Mr. Nilsen’s base salary was increased to $268,801. The CSO Employment Agreement also provides that Mr. Nilsen is eligible to participate in Intermex’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to $75,000. Effective January 1, 2019, Mr. Nilsen’s annual bonus was increased to up to $98,000. The amount of any annual bonus payable, which amount may exceed the target amount, shall be determined by the Board of Directors in its discretion, and may be conditioned on the achievement of certain performance goals established by the Board of Directors in its discretion. Mr. Nilsen is also eligible to participate in any benefit plans offered by Intermex (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the Board of Directors in its discretion) as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Nilsen is entitled to reimbursement and vacation benefits customary for a senior executive. The CSO Employment Agreement subjects Mr. Nilsen to the following restrictive covenants regarding: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified period; and (iv) perpetual non-disparagement. The CSO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at End of Fiscal Year 2018

Name	Option awards						Stock awards
	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Lisy President and Chief Executive Officer	7/26/2018	-	1,189,902	-	$9.91	7/26/2028	-	-	-	-
Tony Lauro II Chief Financial Officer	7/26/2018	-	198,317	-	$9.91	7/26/2028	-	-	-	-
Randall D. Nilsen Chief Sales Officer	7/26/2018	-	230,000	-	$9.91	7/26/2028	-	-	-	-

In connection with the change of control that occurred with the Merger, incentive units awards that had been granted to Intermex employees in connection with the Stella Point acquisition, vested and were distributed in the amounts of $3,227,013 (Mr. Lisy) and $432,683 (Mr. Nilsen).

Retirement Benefit Programs

Intermex maintains a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees, including matching contributions. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Potential Payments upon Termination or Change in Control

Severance under Employment Agreements

Pursuant to the terms of the Employment Agreements with Mr. Lisy, Mr. Lauro, and Mr. Nilsen, and the Employment Transition and Separation Agreement with Mr. Ebbert, the NEOs are entitled to receive certain payments in connection with certain termination events.

In the event that (i) Mr. Lisy is terminated by Intermex other than for “Cause”, “Disability” (as such terms are defined in the CEO Employment Agreement) or death, (ii) if Mr. Lisy resigns for “Good Reason” (as defined in the CEO Employment Agreement) or (iii) Mr. Lisy’s employment is terminated pursuant to Intermex providing notice of non-renewal of the term of the CEO Employment Agreement, Mr. Lisy is entitled to an amount equal to two times the sum of Mr. Lisy’s base salary and Mr. Lisy’s target bonus payable in equal installments over the two year period following termination.

Pursuant to the CEO Employment Agreement, in the event that any of the payments or benefits provided by Intermex to Mr. Lisy (whether pursuant to the terms of the CEO Employment Agreement or any equity compensation or other agreement with Intermex) would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments to be made to Mr. Lisy shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Mr. Lisy’s receipt on an after-tax basis, of the greatest amount of economic benefits under the CEO Employment Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in the Parachute Payment is necessary, then the reduction shall occur in accordance with the terms of the CEO Employment Agreement.

In the event that Mr. Nilsen is terminated by Intermex other than for “Cause”, “Disability” (as defined in the CSO Employment Agreement) or death or if Mr. Nilsen resigns for “Good Reason” (as defined in the CSO Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

In the event that Mr. Lauro is terminated by Intermex other than for “Cause”, “Disability” (as defined in the CFO Employment Agreement) or death or if Mr. Lauro resigns for “Good Reason” (as defined in the CFO Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Ebbert ceased to serve as the Chief Financial Officer of Intermex on March 15, 2018 and continued as an employee of Intermex reporting to Mr. Lisy until April 30, 2018 (the “Transition Period”), at which time his employment ceased. During the Transition Period, Mr. Ebbert was entitled to a base salary at the semi-monthly rate of $10,648.63 and remained eligible to participate in Intermex’s health care plans. Upon his termination on April 30, 2018, Mr. Ebbert was entitled to continued salary payments for 36 weeks and a pro-rated bonus equal to $6,389.11 representing his bonus for the second quarter of 2018. In addition, Mr. Ebbert maintained his vested and unvested profits interests in accordance with the Amended and Restated Limited Liability Company Agreement of Interwire, LLC and continued to be entitled to participate in the distribution of the Merger Consideration following his termination. Mr. Ebbert will continue to be subject to restrictive covenants of noncompetition and nonsolicitation for 18 months following the date of execution of the Separation Agreement.

Compensation of Directors

The directors for fiscal year 2018 included Robert Lisy, Justin Wender, Adam Godfrey, Robert Jahn, John Rincon, Stephen Paul, Kurt Holstein and Michael Purcell. With the exception of the independent non-employee directors of the Company, none of the directors received any compensation for his service as a director for the fiscal year ended December 31, 2018. The independent non-employee directors of the Company, John Rincon, Kurt Holstein and Michael Purcell each receive an annual retainer of $40,000 paid in cash and $70,000 paid in an equity-based award, vesting over a one year period, in connection with their service on the Board of Directors.  For the fiscal year ended December 31, 2018, such independent non-employee directors’ compensation was as follows:

Director(1)	Fees earned or paid in cash ($)(2)	Stock awards ($)	Total ($)
John Rincon	$20,000	$70,000	$90,000
Kurt Holstein	$20,000	$70,000	$90,000
Michael Purcell	$20,000	$70,000	$90,000

(1)	Does not include directors who also serve as officers of the Company. Employee directors do not receive compensation for their service on the Board of Directors.
(2)	Represents one-half of the annual cash retainer for service on the Board from July – December 2018.

Effective March 6, 2019, the Compensation Committee approved the following compensation amounts: (a) the annual cash retainer amount for the independent non-employee directors was increased to $50,000; (b) an additional annual cash retainer of $35,000 for the Audit Committee Chair and an additional annual cash retainer of $10,000 for non-chair members of the Audit Committee; (c) an additional annual cash retainer of $15,000 for the Compensation Committee Chair and an additional annual cash retainer of $7,500 for non-chair members of the Compensation Committee; and (d) an additional annual cash retainer of $10,000 for the Nominating and Corporate Governance Committee Chair and an additional annual cash retainer of $5,000 for non-chair members of the Nominating and Corporate Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Intermex;

•	Any person known to be the beneficial owner of five percent or more of Intermex’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Intermex or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

Founder Shares and Placement Units

On May 28, 2015, FinTech issued an aggregate of 5,298,333 founder shares to Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, FinTech’s Sponsor, Shami Patel, Jeremy Kuiper and James J. McEntee, III for an aggregate purchase price of $25,000. On July 25, 2018, Daniel Cohen transferred 50,000 shares to Solomon Cohen. On July 25, 2018, Plamen Mitrikov transferred 10,000 shares to Cohen and Company LLC. On July 26, 2018, Jeremy Kuiper transferred 11,409 shares to Cohen and Company LLC. On July 26, 2018, Shami Patel transferred 11,409 shares to Cohen and Company LLC. On July 26, 2018, FinTech’s Sponsor transferred 17,182 shares to Cohen and Company LLC.

Loan from FinTech’s Sponsor

Prior to FinTech’s initial public offering (the “IPO”), in order to finance organizational costs and other costs relating to the IPO, FinTech’s Sponsor committed to loan FinTech funds as may be required, to a maximum of $500,000. These loans were non-interest bearing, unsecured and payable on the earlier of June 30, 2017 or the consummation of the IPO. FinTech repaid an aggregate of $231,846 loans to FinTech’s Sponsor upon the consummation of the IPO or shortly thereafter.

In order to finance transaction costs in connection with an initial business combination, FinTech’s Sponsor committed to loan to FinTech funds as may be required up to a maximum of $1,100,000 (“Working Capital Loans”), which were to be repaid upon the consummation of an initial business combination. There were Working Capital Loans outstanding as of June 30, 2018 in the amount of $390,000 which were settled in cash on July 26, 2018.

Registration Rights

On July 26, 2018, the closing date of the Merger (the “Closing Date”), the Company entered into the Registration Rights Agreement (“RRA”) with certain of FinTech’s initial stockholders and certain of the Intermex stockholders that provides certain registration rights with respect to the shares of the Company’s common stock. The RRA requires the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders party to the RRA as promptly as practicable upon request by Stella Point following the closing of the Merger. The RRA also provides the stockholders party to the agreement the right (such right, the “Demand Registration Right”) to require the Company to effect one or more shelf registrations under the Securities Act, covering all or part of such stockholder’s common stock upon written request to the Company. Demand registration rights are available exclusively to Stella Point for the first 15 months after the closing of the Merger, and thereafter to certain other stockholders party to the RRA. The RRA additionally provides piggyback rights to the stockholders party to the RRA, subject to customary underwriter cutbacks and issuer blackout periods. The Company also agreed to pay certain fees and expenses relating to registrations under the RRA.

Shareholders Agreement

On the Closing Date, the Company entered into an agreement by and between certain shareholders (the “Shareholders Agreement”). Pursuant to the Shareholders Agreement, for so long as Intermex legacy stockholders party thereto hold, in the aggregate, at least 10% of the total outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate eight individuals for election to the Company’s Board of Directors of which at least three designees must qualify as an “independent director” under the Exchange Act and Nasdaq rules. Following such times as the collective ownership of such Intermex legacy stockholders is less than 10% of the outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate one person for election to the Company’s Board of Directors, which designation right will lapse at such time as the Intermex legacy stockholders’ collective ownership is less than 5% of the outstanding shares of the Company’s common stock. Pursuant to the Shareholders Agreement, all of the stockholders party thereto (which stockholders currently represent, in the aggregate, more than 50% of the outstanding shares of common stock), are required to vote their shares of the Company’s common stock subject to the Shareholders Agreement as set forth therein for the director nominees designated thereunder. In addition, for so long as FinTech’s initial stockholders that are party to the Shareholders Agreement collectively own more than 5% of the Company’s outstanding common stock, FinTech Investor Holdings II, LLC, as representative, is entitled to designate one person as a non-voting observer to the Company’s Board of Directors. Certain parties to the Shareholders Agreement have also agreed to a lock-up provision restricting the stockholders party thereto from transferring their shares of the Company’s common stock subject to the terms of the Shareholders Agreement as set forth therein, subject to limited exceptions (the “Lock-Up Period”). The Lock-Up Period extends, subject to certain exceptions, from the Closing Date until the earlier of (i) fifteen months following the Closing Date and (ii) such time as the shares of the Company’s common stock then subject to the Shareholders Agreement represent, for a period of five consecutive business days, less than 50% of the total voting power of the Company’s outstanding common stock. See “Risk Factors - Because Stella Point controls a significant percentage of our common stock, it may influence our major corporate decisions and its interests may conflict with the interests of other holders of our common stock” of our Annual Report on Form 10-K for additional information regarding the Shareholders Agreement.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Merger, our Board of Directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. The Company’s policy regarding related party transactions requires that management bring to the Audit Committee for its review each proposed “related person transaction” (defined as any transaction in which the Company is a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest). Any related party transaction must be approved or ratified by either (1) the Audit Committee or (2) the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such related party transaction. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board of Directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the Delaware General Corporation Law.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Michael Purcell, Kurt Holstein and John Rincon are independent directors under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director had with FinTech and Intermex and has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them.  As a “controlled company” within the meaning of the corporate governance standards of Nasdaq, the Company is exempt from certain corporate governance requirements, including the requirement that a majority of our Board of Directors consist of independent directors.  We currently utilize and intend to continue to utilize this exemption.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and the Company is required to report any failure to comply therewith during the fiscal year ended December 31, 2018. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with in a timely manner during the fiscal year ended December 31, 2018.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of May 29, 2019 by: (a) each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our shares of Common Stock, (b) each of our directors and each of our NEOs, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

Unless otherwise provided, beneficial ownership of common stock of the Company is based on 37,982,855 shares of common stock of the Company issued and outstanding as of May 29, 2019.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name of Beneficial Owners	Number of Shares (1)	Percentage (2)

Directors and Executive Officers:(3)
Robert Lisy (4)	1,861,060	4.9%
Tony Lauro II	-	-
Eduardo Azcarate	241,421	*
Jose Perez-Villarreal	246,202	*
Randall D. Nilsen	170,922	*
William Velez	151,968	*
Adam Godfrey (5)	12,348,554	32.5%
Kurt Holstein (6)	78,467	*
Robert Jahn	-	-
Michael Purcell	-	-
Stephen Paul	-	-
John Rincon (7)	1,285,719	3.4%
Justin Wender (5)	12,348,554	32.5%
All directors and executive officers as a group (13 individuals)	16,384,313	43.1%
Five Percent Holders:
FinTech Investor Holdings II, LLC (8)	3,309,996	8.7%
Robert Lisy (4)	1,861,060	4.9%
SPC Intermex, LP (9)	12,348,554	32.5%
Parties to the Shareholder Agreement (10)	21,351,653	56.2%

*          Less than 1 percent.

(1)
For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)
In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges, exercisable within 60 days of May 8, 2019, held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Unless otherwise noted, the business address of each of the directors and executive officers is 9480 South Dixie Highway, Miami, Florida 33156.

(4)
Includes (i) 438,531 shares held by Hawk Time Enterprises, LLC, a Delaware limited liability company (“Hawk Time”), and (ii) 1,422,529 shares held by the Robert Lisy Family Revocable Living Trust, Robert W. Lisy, Trustee (the “Lisy Trust”). Mr. Lisy is the sole manager of Hawk Time and sole trustee of the Lisy Trust.

(5)
Includes 12,348,554 shares held by SPC Intermex, LP, whose general partner is SPC Intermex GP, LLC. Stella Point is the sole manager of SPC Intermex GP, LLC, and Messrs. Godfrey and Wender are Managing Partners of Stella Point and as a result of their position they may be deemed to be the beneficial owner of those shares. Messrs. Godfrey and Wender serve on the Board of Directors of the Company as representatives of Stella Point. The ownership information set forth herein is based in its entirety on the material contained in Schedule 13D, dated December 12, 2018, filed with the SEC by Messrs. Godfrey and Wender, along with certain other filing parties.  Messrs. Godfrey and Wender disclaim beneficial ownership of any shares of common stock held by SPC Intermex, LP. The address for Messrs. Godfrey and Wender is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(6)	Mr. Holstein currently serves on the Board of Directors of the Company.

(7)
Includes (i) 1,105,288 shares held by Latin American Investment Holdings, Inc. and (ii) 180,431 shares held by Rincon Capital Partners, LLC. Mr. Rincon owns 100% of Latin American Investment Holdings, Inc. and jointly owns Rincon Capital Partners, LLC.

(8)
Includes 3,127,496 shares and warrants to purchase 182,500 shares, which are currently exercisable. The address for FinTech Investor Holdings II, LLC is c/o Cohen and Company, 3 Columbus Circle, 24th Floor, New York, NY 10019.

(9)
Includes 12,348,554 shares held by SPC Intermex, LP, and excludes shares of common stock held by other parties to the Shareholders Agreement with which SPC Intermex, LP and associated entities may be deemed to share beneficial ownership by virtue of voting provisions of such agreement. The general partner of SPC Intermex, LP is SPC Intermex GP, LLC and Stella Point is the sole manager of SPC Intermex GP, LLC. Messrs. Godfrey and Wender are the Managing Partners of and jointly control Stella Point. The address for SPC Intermex, LP is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(10)
Includes shares held by each of the parties to the Shareholders Agreement. The parties to the Shareholders Agreement are: International Money Express, Inc., SPC Intermex Representative LLC, SPC Intermex, LP, C.A.R. Holdings, Hawk Time, Lisy Trust, Robert Lisy, Darrell Ebbert, Jose Perez, Eduardo Azcarate, William Velez, Randall D. Nilsen, DGC Family FinTech Trust, Daniel Cohen, Betsy Cohen, Swarthmore Trust of 2016, James J. McEntee, III, Hepco Family Trust, Jeremy Kuiper, Shami Patel, Plamen Mitrikov, FinTech Investor Holdings II, LLC (Sponsor), Cohen Sponsor Interests II, LLC, and Solomon Cohen.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Intermex’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Intermex is responsible for establishing and maintaining internal controls and for preparing Intermex’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Intermex management and with BDO USA, LLP, Intermex’s independent registered public accounting firm;

•	Discussed with BDO USA, LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board; and

•
Received the written disclosures and the letter from BDO USA, LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Intermex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Michael Purcell
Kurt Holstein
John Rincon

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 26, 2019.

The Proxy Statement and Annual Report to Shareholders are available at:

•	https://www.cstproxy.com/intermex/2019; and

•	The Company’s investor relations website at https://investors.intermexonline.com/investor-relations.

OTHER MATTERS

Intermex knows of no other matters to be submitted at the 2019 Annual Meeting. If any other matters properly come before the 2019 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy or by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2019 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

YOUR VOTE IS VERY IMPORTANT. THE BOARD OF DIRECTORS ENCOURAGES
YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

THE BOARD OF DIRECTORS

Miami, Florida
June 6, 2019

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

INTERNATIONAL MONEY EXPRESS, INC.

2019 Annual Meeting of Stockholders

June 26, 2019,

11:00 a.m., local time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. Election of two Class I Directors

	FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
(1) Stephen Paul (2) Justin Wender	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2. Ratification of BDO USA, LLP as the Company's public accounting firm.

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature________________________Signature if held jointly________________________Date__________, 2019.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The 2019 Proxy Statement and the 2018 Annual Report to Stockholders are available at: https://www.cstproxy.com/intermex/2019

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INTERNATIONAL MONEY EXPRESS, INC

The undersigned appoints Robert Lisy and Tony Lauro II and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of International Money Express, Inc. held of record by the undersigned at the close of business on June 5, 2019 at the Annual Meeting of Stockholders of International Money Express, Inc. to be held on June 26, 2019, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)